UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 6, 2004



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19294                    51-0265872
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
   incorporation)                                                 Number)



        7733 Forsyth Boulevard
              23rd Floor
         St. Louis, Missouri                               63105
(Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


================================================================================

Item 7.        Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 9 and Item 12 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated May 6, 2004, announcing our first quarter 2004 revenues and results of operations and guidance for the full year of 2004

               99.2 The script for a conference call held by the registrant on May 6, 2004


Item 9.        Regulation FD Disclosure.

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 12.       Results of Operations and Financial Condition.

     The information in Exhibit 99.1 is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 6, 2004

                                       REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated May 6, 2004, announcing our first quarter 2004 revenues and results of operations and guidance for the full year 2004.

99.2 The script for a conference call held by the registrant on May 6, 2004

                                                                    Exhibit 99.1

                    CONTACT: RehabCare Group, Inc.
                             Vincent L. Germanese
                             Chief Financial Officer
                             Betty Cammarata, Dir.-Investor Relations
                             Press: David Totaro, Senior Vice
                             President, Corporate Marketing &
                             Communications
                             (314) 863-7422
                                    or
                             Financial Dynamics
                             Gordon McCoun/Lanie Marcus
                             Press: Sean Leous
                             (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, May 6, 2004

     REHABCARE GROUP, INC. REPORTS IMPROVED FIRST QUARTER 2004 REVENUES FOR
        CONTINUING DIVISIONS AND IMPROVED EPS; RAISES GUIDANCE FOR 2004

ST. LOUIS, MO, May 6, 2004--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the first quarter ended March 31, 2004. Results for the quarter are summarized below including items related to the sale of the Company's StarMed staffing division to InteliStaf Holdings, Inc. on February 2, 2004.

                                                Quarter Ended
Amounts in millions,              Mar.31,           Dec 31,         Mar.31,
except per share data              2004              2003            2003
--------------------------------------------------------------------------------
Consolidated Operating Revenues   $104.5           $129.5           $138.8
--------------------------------------------------------------------------------
Consolidated Net Earnings (Loss)     5.1 (a)        (25.5)(b)          4.0
Consolidated  Diluted
  Earnings (Loss) Per Share          0.31 (a)       (1.58)(b)          0.25

--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues    35.4             34.8             34.1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
HRS Outpatient Operating Revenues   11.7             12.1             12.1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
HRS Operating Revenues              47.1             46.9             46.2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
HRS Operating Earnings               8.8 (c)          9.9              7.1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contract Therapy Operating Revenues 40.8             33.4             30.9
--------------------------------------------------------------------------------
Contract Therapy Operating Earnings  2.4 (c)          1.4              1.7

--------------------------------------------------------------------------------
Staffing Operating Revenues         16.7 (d)         49.4 (d)         62.1 (d)
--------------------------------------------------------------------------------
Staffing Operating Earnings (Loss)  (0.1)(c)(e)     (45.8)(f)         (2.0)

--------------------------------------------------------------------------------
Equity in After Tax Loss of
  Affiliate                         (0.4)               -                -
--------------------------------------------------------------------------------

(a)Includes an after tax restructuring charge of $1.0 million, or $0.06 per diluted share and an after tax gain on sale of business of $0.3 million, or $0.02 per diluted share.
(b)Includes an after tax loss on net assets held for sale of $30.6 million, or $1.90 per diluted share.
(c)The first quarter 2004 restructuring charge was included in consolidated operating earnings, but not allocated to the individual operating divisions.
(d)Includes intercompany sales of $0.1 million, $0.2 million and $0.4 million for the three months ended March 31, 2004, December 31, 2003, and March 31, 2003, respectively that Staffing has sold to Hospital Rehabilitation Services and Contract Therapy at market rates.
(e)Includes a pretax gain on sale of business of $0.5 million.
(f)Includes a pretax loss on net assets held for sale of $43.6 million.

     John H. Short, Ph.D., president and chief executive officer, commented, "The first quarter of 2004 has been very productive in terms of management of our business and the execution of our strategy to return RehabCare to a growth mode. We achieved positive year-over-year revenue and earnings comparisons in both our continuing divisions. Our strategies are beginning to yield positive results in terms of revenue growth. Further, our restructuring initiatives have met our expectations and have enabled us to improve margins and reduce overhead throughout the Company. And, we continue to generate operating cash to support our growth plans."

     Dr. Short continued, "During the quarter we also made important strides in acquisitions and new strategic relationships, which expand our continuum of care and market share in key target markets. Our purchases of CPR Therapies and VitalCare extend our care continuum and our market share in California. The programs created from our new strategic relationship with Signature Health Care Foundation add to the continuum of care model we are developing in the St Louis market. Further, the integration of these acquired businesses is meeting our expectations and we expect them to contribute to our profitability in 2004."

Financial Overview of First Quarter
     Total revenues for the first quarter declined 24.7 percent from the year-ago period primarily due to the sale of StarMed. The divested StarMed business contributed $16.7 million of revenue to the 2004 quarter, compared to $62.1 million to the same period in 2003. Operating earnings were $9.5 million in the first quarter compared to $6.8 million in the year ago quarter, up 39.0 percent. As previously announced, operating earnings included a pretax restructuring charge of $1.7 million and a $0.5 million gain related to the StarMed sale. Net income of $5.1 million, or $0.31 per diluted share, included the aforementioned restructuring charge ($1.0 million after tax or $0.06 per diluted share) and gain on the completion of the StarMed sale ($0.3 million after tax or $0.02 per diluted share). The net after-tax effect of these charges was to reduce earnings by $0.04 per diluted share.

o The Hospital Rehabilitation Services division (HRS) improved quarterly operating revenues by 2.0 percent year-over-year. Operating revenues increased slightly sequentially. First quarter performance reflects strong same store growth in discharges due to bed expansions in the second half of last year, revenue contributions from the 24 programs acquired from VitalCare, and two program openings from RehabCare's sales activities. These positive factors were offset by the net closure of 10 units in the previous quarter (six in inpatient of which three were skilled nursing units and four in outpatient) and net two closures in the current quarter, which consisted of net one in inpatient (a skilled nursing unit), and a net one in outpatient, exclusive of the VitalCare programs. At the end of the quarter, HRS had 188 programs compared to 185 programs at the same time last year.

                                    - MORE -

     Quarterly operating earnings in the HRS division increased 24.4 percent from last year's first quarter, primarily due to increased discharges per unit. On a sequential basis, operating earnings declined reflecting a settlement of $0.6 million recorded in the fourth quarter attributable to one of the closures in the inpatient business unit. In addition, the division's quarterly earnings were adversely impacted by allocation of additional general and administrative costs remaining after the sale of StarMed and costs associated with the implementation of additional business development initiatives.

o The Contract Therapy division improved quarterly operating revenues by 31.8 percent year-over-year and 22.0 percent sequentially. Quarterly revenue growth reflects contributions from the 36 net new locations opened in the first quarter due to RehabCare's sales activities, the 60 locations in Colorado, California and Florida from the acquisition of CPR Therapies, LLC and an increase of 6.0 percent and 9.2 percent in average revenue per location year-over-year and sequentially, respectively. Contract therapy had 564 locations compared to 439 locations at the same time last year.

     Quarterly  operating  earnings of the contract therapy  division  increased
     40.2 percent from last year's first quarter and 77.7 percent sequentially. While some of the earnings increase was related to the revenue growth previously discussed, the division saw the benefits of its target market strategy, improved therapist productivity and reduced general and administrative costs as a percent of operating revenues, despite the allocation of additional general and administrative costs remaining after the sale of StarMed.

                                    - MORE -

o RehabCare completed the sale of its StarMed staffing division business to InteliStaf Holdings on February 2, 2004 in a stock-for-stock transaction. In connection with the closing of the sale, the Company recorded a gain on sale of assets representing principally the difference in working capital between December 31, 2003 and February 2, 2004 and other costs associated with indemnification issues and costs to dispose. The equity share in net loss of affiliate relates to the Company's approximately 25 percent share of InteliStaf's net loss for the period from February 2, 2004 to March 31, 2004. The results for InteliStaf for the first quarter were adversely impacted by costs associated with the integration of StarMed into its operation. Operations are on target to meet our previously announced guidance of $600,000 representing our share of net earnings for 2004.

     The Company's balance sheet at March 31, 2004 remains strong with almost $29 million in cash and short-term investments, minimal long-term debt and an unused credit facility in excess of $110 million to support strategic initiatives. During the first quarter, the Company used $13.3 million of cash to finance the CPR Therapies and VitalCare acquisitions. The cash flow from operations was $8.9 million for the quarter and days sales outstanding declined 3 days to 69 sequentially, (adjusted to exclude receivables related to the Staffing division), but increased 4 days from the year-ago quarter principally due to a shift in mix of accounts receivable to the Contract Therapy division, which typically are slower paying clients.

     Dr. Short concluded, "We have a confident outlook for the performance of our businesses over the balance of 2004. We have signed five new programs in HRS in the first quarter, which we anticipate will positively impact the remainder of the year and have a growing backlog/pipeline in both of our businesses. This is the best signing quarter for HRS since the fourth quarter of 2001 and Contract Therapy continues to meet or exceed expectations. With this momentum, the contribution from VitalCare and Phase 2 Consulting, the acquisition of which was announced earlier this week, and better than expected results for the first quarter, we now expect annual operating revenues of between $370 million and $390 million, annual earnings before interest, taxes, depreciation and amortization (EBITDA) of between $46 million and $49 million and earnings per share in the range of $1.34 to $1.44, including a $0.04 per share net charge related to the gain on sale of assets and restructuring charge in the first quarter. Included in our guidance is an impact from an additional investment in recruitment and retention programs, continuing credit review of selected Contract Therapy clients and the impact on our business of the implementation of the modified 75 Percent Rule starting July 1 of this year."

                                    - MORE -

     RehabCare Group, Inc., headquartered in St. Louis, Missouri, is a leading provider of rehabilitation program and management services in over 700 hospitals, nursing homes and other long-term care facilities throughout the United States. It provides services in acute care, skilled nursing, outpatient and home health settings to fit the clinical needs of patients in a cost-effective manner. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare's first quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time today. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 2:30 P.M. Eastern time today and ending at midnight on Thursday, May 27. The dial-in number for the replay is
(320) 365-3844 and the access code is 729261.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; the timing and financial effect of restructuring efforts with respect to RehabCare's continuing businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on our new website at http://www.rehabcare.com

                                    - MORE -

                      I. Condensed Consolidated Statements of Earnings
                      ------------------------------------------------
                  (Unaudited, Amounts in thousands, except per share data)
                                       Three Months Ended
                                            March 31,
                                -------------------------------
                                 2004        2003       % Change
                                 ----        ----       --------
Operating revenues            $104,497      $138,842       (24.7)
Costs & expenses
 Operating                      76,067       104,690       (27.3)
 Selling, general
  & administrative
     Divisions                   9,673        18,290       (47.1)
     Corporate                   6,317         6,796        (7.0)
 Restructuring charge            1,666             -          NM
 Gain on sale of business         (485)            -          NM
 Depreciation
  & amortization                 1,768         2,239       (21.0)
                                ------       -------
    Total costs & expenses      95,006       132,015       (28.0)
                                ------       -------

Operating earnings, net          9,491         6,827        39.0

Other income(loss), net             (7)          (20)      (65.0)

Interest expense, net             (161)         (151)        6.6
                                ------       -------
Earnings before income
 taxes and equity in net loss
 of affiliate                    9,323         6,656        40.1

Income taxes                     3,864         2,612        47.9
Equity in net loss
  of affiliate                    (353)            -          NM
                                ------      --------
Net earnings                  $  5,106      $  4,044        26.3
                              ========      ========

Diluted earnings per share    $   0.31       $  0.25        24.1

Weighted average diluted
 shares outstanding             16,728        16,443         1.7

                    II. Condensed Consolidated Balance Sheets
                    -----------------------------------------
                             (Amounts in thousands)
                                      Unaudited
                                       March 31,      December 31,
                                          2004            2003
                                      -----------     ------------
Assets
Cash & short-term investments            $28,937         $38,385
Accounts receivable, net                  70,082          62,744
Deferred tax assets                        8,526          14,706
Other current assets                       6,819           1,912
                                         -------         -------
 Total current assets                    114,364         117,747

Equipment, net                            13,606          14,063
Excess cost of net assets acquired, net   58,241          48,729
Intangible assets                         10,251              48
Investment in unconsolidated affiliate    39,647               -
Assets held for sale                           -          46,171
Other assets                               7,137           6,868
                                        --------        --------
                                        $243,246        $233,626
                                        ========        ========
Liabilities & Stockholders' Equity
Current portion of long-term debt       $    720        $      -
Payables & accruals                       45,575          40,795
                                        --------        --------
Total current liabilities                 46,295          40,795

Liabilities held for sale                      -           9,771
Long-term debt                             3,720               -
Other non-current liabilities              9,437           5,105
Stockholders' equity                     183,794         177,955
                                        --------        --------
                                        $243,246        $233,626
                                        ========        ========

                                    - MORE -

                              III. Operating Statistics
                              -------------------------
                      (Revenues and Operating Earnings in 000's)

                                         Three Months Ended
                                   Mar 31,      Dec 31,      Mar 31,
                                    2004         2003         2003
                                    -----        ----         ----
Hospital Rehabilitation Services
--------------------------------
Operating Revenues
   Inpatient                       $35,343      $34,776       $34,137
   Outpatient                       11,744       12,081        12,022
                                   -------      -------       -------
    Total                          $47,087      $46,857       $46,159

Division Operating Earnings(a)(d)  $ 8,797      $ 9,906       $ 7,074

Average Number of Programs
   Inpatient                           130          128           138
   Outpatient                           43           46            50
                                      ----         ----           ---
   Total                               173          174           188


Contract Therapy
----------------
Operating Revenues                 $40,754      $33,401       $30,926

Division Operating Earnings(a)(d)  $ 2,438      $ 1,372        $1,739

Average Number of Locations            536          480           431


Staffing
--------
Operating Revenues
   Supplemental                    $10,231      $28,416       $35,436
   Travel                            6,496       21,035        26,680
                                   -------      -------      --------
   Total (b)                       $16,727      $49,451       $62,116

Gross Profit Margin
   Supplemental                       18.2%        16.9%         20.3%
   Travel                             20.8%        18.7%         19.8%
   Total                              19.2%        17.6%         20.1%

Division Operating
       Earnings (Loss)(a)(d)       $ (78)(e)    $(45,819)(c)  $(1,986)

Weeks Worked
   Supplemental                      7,472       20,932        25,134
   Travel                            3,296       10,892        13,607
                                    ------       ------        ------
   Total                            10,768       31,824        38,741
Average Number of
   Supplemental Branches                61           63            82

(a) Division Operating Earnings (Loss) are earnings attributable to the division before interest, income taxes and other income (loss).
(b) Includes intercompany sales of $0.1 million, $0.2 million and $0.4 million for the three months ended March 31, 2004, December 31, 2003 and March 31, 2003, respectively that Staffing has sold to Hospital Rehabilitation Services and Contract Therapy at market rates.
(c)  Includes a pretax loss on net assets held for sale of $43.6 million
(d) The first quarter 2004 restructuring charge was not allocated to the operating segments.
(e)  Includes a pretax gain on sale of business of $0.5 million.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                    - END -

                                                                    Exhibit 99.2


                        REHABCARE CONFERENCE CALL SCRIPT
                                   May 6, 2004

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; the timing and financial effect of restructuring efforts with respect to RehabCare's continuing businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME BY ED TRUSHEIM
Good morning and thank you for joining us today. I'm Ed Trusheim, Chairman of the Board of Directors of the Company. We're pleased that you could join us for the discussion of our first quarter 2004 earnings.

It is my pleasure to introduce RehabCare's recently elected, permanent Chief Executive Officer, John Short. In the eleven months that John has served the Company and its shareholders on an interim basis, he has developed and implemented an aggressive operational restructuring, which is aligning the Company's infrastructure with its operating revenues and he has developed and is executing an acquisition and partnership strategy to expand our service offerings across the post-acute continuum. Our choice of John as President and Chief Executive Officer reflects his deep knowledge of the industry we serve and the company that he has served as a board member since 1991 and his success in delivering on his promises to the board. We are confident that, with John as our Chief Executive Officer, RehabCare is poised to become an even more important part of the rehabilitation services industry.

We also want to welcome to our company the more than 300 healthcare professionals of VitalCare, CPR Therapies and Phase 2 Consulting who, now as RehabCare associates, will continue to serve their clients with dedication and distinction as they have in the past. Phase 2 has been of tremendous assistance to our Company in helping us to develop our strategy and service offerings, so we know first-hand the value they bring to the marketplace.

And now, I will turn the call over to Dr. Short.


REMARKS BY JOHN SHORT
Good morning and thank you, Ed, for those kind words. And, thank you to those joining us today. With me from management are: Tom Davis, President of our Hospital Rehabilitation Services Division; Pat Henry, President of our Contract Therapy Division; Vince Germanese, Chief Financial Officer; Mark Bogovich, Chief Accounting Officer; Don Adam, Senior Vice President, Acquisitions and Betty Cammarata, Director of Investor Relations.

We will be available during the question and answer period following our formal remarks.

Before I provide you an update on our progress, I want to tell our shareholders, board, associates and clients how pleased I am to participate in this call for the first time as your new CEO. In the past eleven months, I have come to appreciate the dedication of our people, the quality patient care we provide and our strong position in our industry. These factors all made my decision to become your CEO very easy. I am more convinced than ever that our strategic direction, our continuum of care model, our target market strategy, our strategic sales system, and our ongoing pursuit of joint ventures and acquisitions are the right initiatives to put us on course for significant growth in the next several years. And, I am happy with the momentum we're making with each of these initiatives.

Update on divisional and corporate results
Our first quarter was a very good one for the Company coming off of an improving fourth quarter of last year. We exceeded our own first quarter operating revenue expectations by more than $7.0 million achieving more than $104 million in revenue. Our $0.31 earnings per diluted share this quarter exceeded last year's first quarter earnings per diluted share by $0.06. Clearly, we are pleased with the results. The year 2004 is off to a great start.

Leading the way in the quarter was the Contract Therapy division, which exceeded its operating revenue and earnings targets by a significant margin, not to mention exceeding sequential and year-over-year comparable results. While the acquisition of CPR Therapies played an important role in this performance, the division also showed strong organic growth with 36 net new openings compared to a net 5 closures last quarter and net openings of 27 in the year-ago quarter.

Operating earnings improved by more than 77 percent in comparison to last quarter and by more than 40 percent over last year's first quarter. Improvements in therapist productivity, staffing assignments, same store program growth and continued implementation of the target market strategy supported these results.

HRS delivered solid first quarter operating results with operating revenues exceeding both the sequential and year-over-year quarters. Operating earnings significantly exceeded the year ago quarter, but were down compared to the sequential quarter. Strong same store growth in discharges offset a decline in average number of programs.

We still have work to do in stabilizing the number of programs in HRS as that division experienced a net decline of two programs compared to last quarter. The net decline is made up of two program openings and four program closures. Of course, these statistics do not include the VitalCare programs, which I will talk about in a few minutes. Importantly, our revitalized sales initiatives announced last quarter are taking hold as we signed five new inpatient programs in the quarter, one of which is a takeover and the others will open later this year.

In our last call, we indicated that we had targeted $7.6 million in cost reductions to our general and administrative costs, previously absorbed by the staffing division. I am pleased to say that we are well on the way to eliminating the first $6.0 million in costs and have successfully identified and have harvested a portion of the $1.6 million in remaining cost reductions. We should complete the transition services agreement with InteliStaf by the end of June and eliminate the related costs from our operations shortly thereafter. We recognize that we still have work to do on the remaining $4 million of overhead costs that were previously absorbed by StarMed. I will continue to report to you on this important task in future calls.

Update on Sale of StarMed and Acquisitions
In the first quarter we completed the sale of the StarMed Staffing business to InteliStaf Healthcare. As you can see from the results in our earnings release, the sale immediately improved our earnings, and we continue to believe our equity ownership in InteliStaf will be a very valuable asset for the Company over time as that business matures and the industry turns around.

The integration of CPR Therapies into our Contract Therapy division is well underway. Training in the use of our management systems and therapist Palm technology are complete. We are pleased with the new markets now open to us in Colorado and our increased presence in California and Florida.

VitalCare has only been part of our Company since March 1, but we are already seeing a positive top line impact. Integration with our systems is progressing, but is not final. We are optimistic that this will be completed by the end of the second quarter.

With the VitalCare acquisition, we are particularly excited with the opportunity to add acute rehab programs to selected hospitals, which are clients of VitalCare. Discussions have already begun in a number of them and we believe that opportunities for this cross sell exist.

Having been the Managing Partner for Phase 2 Consulting since its inception, I am pleased that these resources will now be more readily available to the Company and its clients. I also believe that relationships that RehabCare has can be useful business opportunities for Phase 2. For the time being, we intend to operate Phase 2 Consulting as a freestanding subsidiary of RehabCare. Selected back office systems such as payroll and accounts payable may be integrated in the future. We anticipate that it will continue to grow with a complement of service offerings targeted to the needs of its hospital clients and some very dedicated young practice leaders responsible for sales and service.

Update on Joint Venture and  Enhancements to Business  Relationships
We continue to build our pipeline of joint venture and other relationship enhancing opportunities and we are confident that we will sign several by year end. We now have letters of intent from two potential healthcare partners for joint ventures to develop acute rehabilitation facilities. As we progress to a term sheet stage and beyond, we will keep you informed of further progress.

With regard to the UCLA joint venture, progress is slower than we would have anticipated with some key provisions of a proposed lease still in negotiations. The site that has been selected is well suited to our operations and can be expanded to handle additional programs. We continue to look at 2005 as the first year that this joint venture will positively impact the Company's results. Renovations and licensing procedures will be taking place later this year.

The Signature Healthcare Foundation relationship is also progressing well. We opened our first joint facility during the first quarter and we are anticipating two additional locations to begin operations in the early part of the third quarter. In addition, we have commenced the process of obtaining home health approvals to begin operations in the third quarter. Significantly, we have been approached by physicians in two other Missouri communities to initiate similar operations in those markets. These discussions are very active at this time.

Regulatory Update
As you may have read in the April 30 press release from CMS, a final rule revising criteria for classifying hospitals as inpatient rehabilitation facilities has been announced. We know this rule as the modified 75% Rule. Our initial review of the rule shows the following:

o The rule will be effective for cost reporting periods beginning on or after July 1, 2004,
o A three-year transition period has been provided during which an increasing percentage of the total patient population to have one of the qualifying medical conditions will be realized. Commencing with July 1 of this year, the annual percentage phase-in will be 50%, 60%, 65% and, finally, 75% after July 1, 2007 if CMS does not take further regulatory action.
o     Three new arthritis conditions have been added to replace polyarthritis.
o Knee or hip replacements under certain circumstances will also be added as a qualifying condition.

This new rule contains very few solutions to the problems that have been stated on many occasions by the industry. We continue to believe CMS has failed to address the fundamental flaws in this outdated and arbitrary regulation, such as:

o Facilities will be forced to limit access to care for patients. Lowering the threshold to 50% serves as only a temporary relief for one year.
o Many patients undergoing joint replacement surgery will be forced into settings that will not address their therapy and physician needs.
o The failure of CMS to conduct an independent clinical study to determine the type of patients that could benefit from an intensive inpatient rehabilitation program. Instead, they chose to redefine the diagnostic categories currently allowed by CMS.

Bob Bianchi, our Senior Vice President of Program Development serves on the AMRPA Prospective Payment task force, which has been closely monitoring and providing input to CMS on these issues.

It is too early to speculate on the therapy cap issue currently under moratorium until January 1, 2006, or the alternative proposals in discussion at this time. The GAO has been charged with completing a study of possible alternative solutions and making recommendations to Congress in October 2004.

Alan Sauber, our Senior Vice President of Contract Therapy Business Development, serves as President of NASL (National Association for Support of Long-Term
Care). This organization is one of several participating in an "Alternatives Committee" to develop and recommend "cap alternatives" to the GAO.

While it is unlikely that we will see a complete repeal of Part B therapy limitations, the current thought is that the therapy caps in their existing design will not be implemented upon expiration of the moratorium. Rather, the Alternatives Committee is recommending to the GAO the use of some clinically based criteria with therapy services based on episodic conditions or co-morbidities.

Vince will now review our financial results of the Company during the quarter. After he's finished, I will give you an update on where we are with regard to several other of our initiatives.

Thank you, John.

Revenues for the fourth quarter were $104.5 million, down 25 percent from $138.8 million a year ago reflecting the sale of our staffing division. Net income was $5.1 million, or $0.31 per diluted share, compared to income of $4 million, or $0.25 per diluted share in the year-ago quarter and a loss of $(25.5) million, or $(1.58) per diluted share in the prior quarter, including the StarMed write-down of $30.6 million.

First quarter results included a restructuring charge of approximately $1.7 million (approximately $1.0 million after tax or about $.06 per diluted share) and a gain of approximately $485,000 (approximately $0.3 million after tax or $0.02 per diluted share) on the completion of the sale of StarMed. Included in the restructuring charge is approximately $ 787,000 related to severance and the remainder related to lease termination costs and write-off of leasehold improvements.

The gain on sale results principally from the change in working capital between December 31 and February 2 ($1.9 million) offset by additional liabilities estimated related to insurance and indemnification costs (about $1.4 million).

In the Hospital Rehabilitation Services division, on the acute inpatient side, volumes grew 5.6 percent over the prior year driven by higher average discharges per unit and a higher occupancy rate. Overall, acute discharges per average unit increased 11 percent from the year-ago quarter. Occupancy rose to 76.9 percent from 74.2 percent in the year ago quarter, the highest since the first quarter of 2001. In the outpatient business unit, despite a 14 percent decline in average locations from a year ago, visits per average location increased 8 percent and units of service per average location increased 11 percent.
Sequentially, visits per average location increased 6 percent and units of service per average location increased 7.5 percent.

Momentum in signings continues to grow, with the addition of Mr. Peter Doerner as head of HRS sales, and our target market sales efforts. The 5 new contract signings in the quarter represents the strongest quarterly performance since 4Q01, and compares to 2 in the year ago quarter, and 3 in the sequential quarter.

Closures for the HRS Division were 4 in the first quarter, which included one SNF and one low potential outpatient contract. This compares to 15 closures in the fourth quarter. One ARU and one outpatient contract opened in the first quarter, the outpatient being the initial start of the Signature Health Care Foundation deal. The VitalCare acquisition added 24 new hospital locations in March, 2004. The division's backlog at March 31 is 11 compared to 8 at the end of last quarter.

In the first quarter, our contract therapy division finished the quarter with 564 locations, 60 of which were contributed by the CPR Therapies, LLC acquisition in February. This acquisition helped the division enter the Colorado market, and it strengthened our presence in the California and Florida markets. The division's target market strategy, which we discussed in our last call, turned in 53 openings, excluding CPR, against 17 closures, for a net addition of 36 locations versus the fourth quarter's net loss of 5 facilities. Of the 17 closures in the first quarter, 9 were closures as part of the target market strategy. The division's backlog remains strong at 39 compared to 49 at the end of the fourth quarter. This decrease is directly related to a chain of 19 locations we opened in January that were in the backlog at December 31, 2003.

Net revenues for the division increased 31.8 percent year-over-year and 22.0 percent sequentially due to the previously mentioned CPR acquisition and new facilities as well as strong same store growth.

Operating  earnings for the division  increased 40.2 percent  year-over-year and
77.7 percent sequentially as a result of its target market strategy, improved therapist productivity and reduced general and administrative costs as a percent of operating revenues.

Another  factor  that  contributed  to  the  division's   strong  first  quarter
performance was the impact of the moratorium put on the Medicare Part B therapy caps on December 8 as part of the Medicare Drug bill.

For the two months ending March 31, 2004, InteliStaf achieved operating revenues of more than $61 million and a net loss of about $1.4 million. InteliStaf's results were negatively impacted by integration costs in the first quarter. InteliStaf's management expects to achieve its net earnings target.

From a financial perspective, the Company's balance sheet remains strong with almost $29 million in cash and short-term investments at March 31, long-term debt of only $3.7 million related to acquisitions and an unused credit facility in excess of $110 million to support our strategic initiatives. Our cash generation remains strong, with $8.9 million in operating cash flow for the quarter before capital expenditures of about $14.5 million, of which $13.3 million related to acquisitions and $1.2 million to equipment and leaseholds.

Days sales outstanding declined 3 days to 69 sequentially, (adjusted to exclude receivables related to the staffing division), but increased 4 days from the year-ago quarter principally due to a shift in mix of accounts receivable to the contract therapy division, which typically are slower paying clients. We continue to be aggressive managing our accounts receivable given the difficult payment environment.

Finally, with regard to our outlook for the remainder of 2004 -

With the acquisitions of VitalCare and Phase 2 Consulting and the strong first quarter, we now expect operating revenues of between $370 million and $390 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of between $46 million and $49 million. Expectations are for diluted earnings per share in the range of $1.34 to $1.44, which includes a $1.0 million charge, net of tax ($.06 per share) and the $0.3 million gain net of tax ($0.02 per share), in the first quarter from the sale of StarMed to InteliStaf.

Guidance relating to earnings per share assumes a 41.5 percent effective tax rate and an estimated 16.8 million diluted shares. The effective tax rate increased because of nondeductible goodwill related to the sale of StarMed. Annual capital requirements are estimated at $24.9 million, composed of $4.9 million for routine capital expenditures, $18.3 million for closed acquisitions and approximately $1.7 million remaining to be drawn on a line of credit extended to Signature Healthcare Foundation, which the Company expects to be fully drawn on during 2004. This does not include provision for new acquisitions or capital expenditures related to joint ventures. Depreciation and amortization is expected to be 2.2 percent of revenues due to increased amortization on acquired intangible assets.

The following are highlights are included in the Company's guidance:

o Operating revenues for HRS include an approximately $1 million increase over previous guidance due to the revised modified 75 Percent Rule.
o For the Contract Therapy division, we do expect some moderation in the growth of operating revenues for this division later in the year related to constraints of availability of therapists.
o Operating revenues associated with VitalCare and Phase 2 Consulting are expected to range between $16 and $18 million in the aggregate with operating earnings approximately 7 percent. Results for these businesses are impacted by amortizable intangibles with relatively short useful lives.

The Company's guidance will be updated on a quarterly basis or as necessary as it announces additional acquisitions and joint ownership transactions.

Now I will turn the call back over to John -

Thanks, Vince,


Update on Strategic Initiatives
As mentioned in our previous earnings call, the Company has taken steps to improve its operating performance in both divisions. In HRS, the Company has hired a new senior business development officer, has assigned a senior officer to focus on "add-on" sales to our 111 single service clients, has invested more than $600,000 in improving our sales processes and sales training, and has initiated a program to provide capital opportunities to many of our existing management contract relationships.

In Contract Therapy, we implemented a more targeted approach to our already strong sales development program and have supported it with a more aggressive marketing and advertising campaign. The conversion to PROMOS is now fully implemented and provides us with the requisite tools to focus on the key business indicators to monitor and improve profit margins. And, we've implemented a more disciplined methodology to our pricing policies, minimizing opportunities for unacceptable payment risks.

These initiatives are beginning to result in increased signings, a growing backlog of opportunities, and improved operating margins both from a year ago and sequentially.

I am pleased with the momentum that I see continuing in our acquisitions, joint ownership transactions and the pipeline of larger opportunities presenting themselves to us. I do not underestimate the challenges we need to meet with the management of our support services costs. And, I continue to work with the Company's management team on a number of infrastructure initiatives, which, I believe, will be essential to continuing our momentum.

First, we are executing a three-year information technology strategic plan, which will enable our continuum strategy, simplify integration of businesses that we acquire, make better use of the Internet and web-based technologies for both internal process improvement and information delivery to our clients and patients. This plan includes use of point of care devices, centralized integrated systems and mobile technologies. We have also completed a new public website, that can be found at www.rehabcare.com, which is focused on delivering information to our stakeholders and providing an additional avenue to boost recruiting.

Second, recognizing that the demand for therapists will outpace the growth in supply, and ensuring that we have top quality professional clinicians to support patient care and the growth of our businesses, we will be investing more than $1 million in a recruitment retention program called the Professional Choice Account. This investment will improve our 401(k) plan and fund an innovative professional development program for our therapists.

Finally, to insure that we have sufficient capital to finance our acquisitions and fund our larger joint ownership transactions, our finance group is well on the way to renewing our revolving line of credit in conjunction with a new credit facility, which we anticipate being completed by late second quarter.

With that I would like to have our operator open the call for questions.


To be read following Questions and Answers -

As a reminder, this conference call is being webcast live on our new web site, www.rehabcare.com and will be available for replay beginning at 2:30 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of the new RehabCare. I also want to express my appreciation to the management team for the good spirit in which they have made difficult decisions and to John Short for his dynamic and positive leadership. Thank you. This concludes the conference call.